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                                                                  EXHIBIT 10.15

                              [ARISTO LETTERHEAD]

August 17, 1995

Mr. Michael Katz
Michael Katz and Associates
1 San Rafael Avenue
Tiburon, California 94920

Dear Mr. Katz:

The following letter confirms the terms of the agreement, between Michael Katz at Michael Katz and Associates, 1 San Rafael Avenue, Tiburon, California 94920 ("Katz") and Aristo International Corporation at 152 West 57th Street, New York, New York 10019 ("Aristo") concerning Katz's providing certain advisory and marketing services to Aristo.

Whereas, Aristo is a public company in the business amongst other things of acquiring, and managing companies in the interactive entertainment and entertainment business, and whereas, Aristo has recently acquired Borta, Inc. a developer of software and hardware technology and tools in the digital entertainment business with a special emphasis on games; and

Whereas, Aristo desires to have Michael Katz provide certain advisory services to Aristo and to Borta, Inc. and to be involved in selling and licensing Borta, Inc.'s software and technology tools; and whereas, Katz desires to provide Aristo with such services;

Therefore Aristo and Katz agree that Katz will provide the advisory and marketing services, and be compensated under the following terms and conditions:

1.      Services

        Katz agrees to (a) serve on the Aristo/Borta, Inc. Advisory Board, (b) be involved and available and give advice concerning strategic planning and business implementation for both Aristo and Borta, Inc. when requested, and diligently and aggressively attempt to sell and license Borta, Inc. software and hardware tools to significant, targeted third party companies. It is agreed, that all Aristo or Borta press releases or business plans referring
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Mr. Michael Katz
August 17, 1995
Page 2

   to Katz's affiliation with Aristo and Borta shall be pre-approved by Katz, which approval shall not be unreasonably withheld. Katz's failure to respond within five business days after Katz's receipt of the press releases or business plan will be deemed to be an approval of use of Katz's name in the specific business plan or press releases.

2. Compensation

   In exchange for performance of the above services Katz shall be paid a (a) consulting fee of $1,500.00 per day, plus pre-approved out of pocket expenses to be reimbursed according to Aristo policy, with the intention of targeting approximately ten days per calendar quarter. (For the purposes of this agreement a "day" is defined as eight hours of services); and (b) a sales commission in an amount equal to 7 1/2% of 100% payable to Katz for all revenues up to $3 million generated by sales or licenses of Borta, Inc.'s technologies made through direct introductions of Katz to Borta, Inc. or Aristo, and a commission of 10% of 100% of all such sales for revenues over $3 million during the term of this agreement. For purposes of this paragraph "revenues" is defined as net dollars paid and irrevocably available to Aristo, or Borta, Inc., or their successors and assignees from such sales or licenses. And for purposes of this paragraph "sales or licenses" are defined as consummated sales or licenses and any extensions or renewals of such sales or licenses provided that such extensions or renewals occur within three months of the prior last sale or license; and (c) 100,000 options for Aristo common stock exercisable at current market value on the grant date, which is the date of execution of this agreement, with the understanding that 33,000 shares of the 100,000 shares will vest one year from the date of signature hereof, provided Katz will have been retained as a consultant by Aristo for a minimum of nine months in said first year; the next 33,000 shares will vest 16,250 shares on July 1, 1997, and 16,250 shares on December 31, 1997 provided that Katz is being retained as a consultant by Aristo on each such date; and the final 34,000 will vest 8,500 shares apiece on April 1, 1998, July 1, 1998, October 1, 1998, and December 31, 1998 provided Katz is still then being retained as a consultant by Aristo on each such date. However, should Aristo be acquired then all the shares shall automatically vest on the date of acquisition.

3. Exclusivity

   It is agreed and understood that Borta, Inc. and Aristo have the absolute right to approve or disapprove of any sales or advice tendered by Katz. Katz shall have for a period of 120 days from the completion of the Borta, Inc. prototype/sample, the exclusive right to sell or license Borta, Inc.'s technologies to the list of companies attached hereto and incorporated herein as Exhibit A. However the sales services to be provided by Katz hereunder do not preclude Borta, Inc. nor Aristo in any fashion from pursuing and concluding themselves,

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Mr. Michael Katz
August 17, 1995
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    or through others, sales related to Borta, Inc.'s and Aristo's assets and properties to any person or entity not listed in Exhibit A. However, Katz may amend the list in Exhibit A to include additional persons or entities, provided that Aristo has not previously contacted such additional persons or entities for the purpose of selling or licensing Borta's software and technology tools.

4. Effective Date and Termination. This agreement may be terminated at any time by any party hereto by written notice to the other party given at least 15 days prior to the effective date of such termination, provided that (a) Aristo shall have paid all outstanding amounts due to Katz at the time of effectiveness of termination, (b) Paragraph 2(b) shall survive any lawful termination of this agreement provided that the sales or licenses for which Katz is owed the commission defined in Paragraph 2(b) are concluded during the 120 days from the date of prototype/sample completion.

5. Miscellaneous. (a) If any part of this agreement shall be found violative of any law or legally invalid in any respect, this agreement shall be construed and interpreted without reference to such unlawful or invalid part. (b)
    Katz agrees and understands that any information, whether oral or documented, concerning the business of Aristo which is not generally known to the public is proprietary information, and Katz may not disclose such proprietary information to any person or entity without Aristo's express permission, and Aristo shall instruct Katz in that regard as to the steps Katz will take to protect such proprietary information. (c) This agreement is the entire understanding of the parties hereto and supersedes any prior agreements, oral or written between the parties regarding the subject matter of this agreement and cannot be changed or modified unless in writing signed by the parties hereto. No term or provision hereof shall be deemed waived and no breach hereof excused unless such waiver or consent shall be in writing and signed by the party alleged to have waived or consented thereto.
    (d) Both parties represent that they have the authority to enter this agreement, and that there are no prior or concurrent obligations which conflict with their ability to perform their obligations hereunder. (e) All notices shall be in writing to the parties at the addresses first given above, by personal delivery with a signed receipt; by U.S. Mail certified return receipt requested, or by fax transmissions with a hard copy sent by U.S. Mail within 3 business days after such fax transmission. Date of notice shall be the date of signature on any receipt, or the date of fax transmission. This agreement does not create a partnership, nor joint venture, nor agency agreement between the parties.

    This agreement shall be construed (both as to validity and performance) and enforced in accordance with, and governed by the laws of the State of New York. In that regard, both parties agree to the personal jurisdiction of the Federal and State courts located in the County and City of New York. Please indicate your agreement to the terms of this
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Mr. Michael Katz
August 17, 1995
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        agreement by signing below. This letter will then become a binding agreement upon the parties hereto, their heirs, executors, successors, representatives, affiliates, employees and assigns.


Sincerely,

ARISTO INTERNATIONAL CORPORATION

by: /s/ Mouli Cohen
    ----------------------------
    Mouli Cohen, President & CEO


AGREED TO AS OF THIS 18TH DAY OF AUGUST, 1995


MICHAEL KATZ AND ASSOCIATES

by: /s/ Michael Katz
    ----------------------------
    Michael Katz
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                                  EXHIBIT "A"

                            LIST OF TARGET COMPANIES

TimeWarner
Dreamworks
Turner
Disney
FOX
Viacom
BMG
Mattel
Hasbro
Electronic Arts
Spectrum Hollobyte
Crystal Dynamics
Microsoft
IBM
Apple
Compaq
MCI
Acclaim
Sierra-on-line
GTI (Good Time Interactive)
ABC
NBC
TeleTV
PSI
UUNET
AOL
Prodigy
Broderbund
MCA/Universal
CBS